UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

Private Media Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25067	87-0365673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

Registrant’s telephone number, including area code: 34-93-620-8090

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2012, Private Media Group, Inc. (the “Company”) entered into and consummated a Settlement Agreement and Release with Erik Schannen (“Schannen”), Michel Lozier (“Lozier”), Eric Johnson (“Johnson, and together with Schannen and Lozier, the “Shareholders”), Entruphema, Inc., (“Entruphema”), a subsidiary of the Company, and Sureflix Digital Distribution, Inc., a subsidiary of Entruphema (“Sureflix”). Entruphema and Sureflix were acquired by the Company in October 2009. Canada-based Sureflix engages in the business of digital distribution of adult content over the Internet.

The Settlement Agreement was entered into to settle claims made by the Shareholders alleging the Company made material misrepresentations to induce the Shareholders to enter into the 2009 acquisition agreement and materially breached the acquisition agreement, and other claims relating to the operation and management of Entruphema and Sureflix following the acquisition. As previously disclosed, the Company’s Board of Directors and new management have been working to (i) improve the Company’s overall operations, (ii) strengthen the Company’s financial condition, and (iii) restructure its business, products, and geographic focus to conform to the Company’s core business. These efforts included re-evaluating both the Company’s prior expansion of its operations outside of its historical European sphere of operations, and the expansion of its product offerings. The Company’s Board of Directors has determined that the disposition of Entruphema and Sureflix is consistent with these goals.

Pursuant to the Settlement Agreement, the Company transferred back to Messrs. Schannen, Lozier and Johnson all of the outstanding capital stock of Entruphema. In addition, the Settlement Agreement includes a mutual general release between the Company, on one hand, and Messrs. Schannen, Lozier and Johnson, Entruphema and Sureflix, on the other hand. Lastly, all intercompany allocations, receivables and payables between Entruphema and Sureflix, on one hand, and the Company, on the other hand, were netted, and the Company is obligated to re-pay Entruphema/Sureflix the net amount by no later than the earlier to occur of six months from the date of the Settlement Agreement or the date the Company receives net proceeds from the sale of equity securities of at least $1,000,000.

Mr. Johnson is a director of the Company, and will continue in that position.

Item 2.01 Completion of Acquisition or Disposition of Assets

Reference is made to the information contained in Item 1.01, which is incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2012, the Company entered into an Employment Agreement with Charles Prast pursuant to which Mr. Prast will continue to serve on a full-time basis as the Company’s President and Chief Executive Officer. In addition, until the Company hires a full-time Chief Financial Officer, Mr. Prast has also agreed to serve as the interim Chief Financial Officer of the Company. Charles Prast has been serving as the Company’s Chief Executive Officer and interim Chief Financial Officer since March 28, 2012. Under the Employment Agreement, the Company also agreed that it will nominate Mr. Prast to continue to serve as a director at each annual meeting of shareholders held in 2012, 2013 and 2014, or until such time as Mr. Prast shall cease to be employed by the Company.

Under the Employment Agreement, Mr. Prast shall receive an annual salary of 120,000 euros. The Company will not provide Mr. Prast with health insurance. Instead, the Company is required to reimburse him for all of his health insurance payments, not to exceed 7,200 euros per annum. In addition to his base salary, Mr. Prast will be entitled to an annual cash performance bonus equal to a percentage of the Company’s annual Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”). The bonus will be payable within six months after the end of each calendar year commencing with calendar 2012. EBITDA will be calculated by BDO Auditores, S.L., the Company’s independent registered public accountants, or any other independent accounting firm approved by both Mr. Prast and the Company, based on the audited financial statements of the Company for fiscal years ended December 31, provided that the Employment Agreement is still in effect on the applicable fiscal year-end date. If the Company’s annual EBITDA is below 3,000,000 euros, Mr. Prast’s bonus will be equal to 5% of the EBITDA. If the annual EBITDA is equal to or greater than 3,000,000 euros, Mr. Prast will also receive 7.5% of the amount over 3,000,000 euros.

The term of Employment Agreement will continue until June 30, 2015, unless terminated earlier in accordance with the agreement. Absent a written notice from the Company or Mr. Prast to the contrary, and until either party elects to terminate the agreement, after June 30, 2015 the Employment Agreement will automatically extend in one month increments.

If the Company terminates Mr. Prast’s employment prior to June 30, 2015 for any reason other than for “Cause” (as defined in the Employment Agreement”), or if Mr. Prast terminates his employment with the Company for “Good Reason” (as defined in the Employment Agreement”), the Company will pay Mr. Prast (a) his accrued salary and reimbursable expenses, which amount will be payable on the date of his termination, and (b) his monthly base salary in accordance with the Company’s normal procedures until June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)
Date: July 5, 2012
	By:	/s/ CHARLES PRAST
Charles Prast
President and Chief Executive Officer